Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-191250
333-191250-01

Prospectus Addendum to the Product Prospectus Supplement dated September 20, 2013 and the Prospectus dated September 19, 2013.

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by

Nomura Holdings, Inc.

Underlier Spread Notes

Nomura Securities International, Inc. will, and other affiliates of Nomura may, use this prospectus addendum, the accompanying product prospectus supplement dated September 20, 2013 (which we refer to as the Product Supplement) and the accompanying prospectus dated September 19, 2013 (which we refer to as the Prospectus) in connection with market-making transactions of notes that were originally issued under a similar product prospectus supplement dated November 8, 2010 and a similar prospectus dated September 30, 2010. We refer below to such earlier product prospectus supplement as the “earlier product prospectus supplement” and the earlier prospectus as the “earlier prospectus.”

When this prospectus addendum, the Product Supplement and the Prospectus are used in connection with a market-making transaction, you should note that the Product Supplement supersedes the earlier product prospectus supplement and the Prospectus supersedes the earlier prospectus.

You should read the terms of the pricing supplement, which describes the specific terms of the offered notes, together with the Product Supplement and the Prospectus. When you read the pricing supplement with the specific terms of the offered notes, please note that all references in it to the earlier product prospectus supplement should instead refer to the Product Supplement and references to the earlier prospectus should instead refer to the Prospectus.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Nomura

The date of this prospectus addendum is September 20, 2013.